Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285
U.S.A.
www.lilly.com

Date: April 24, 2014

For Release: Immediately
Refer to:     (317) 276-5795 - Mark Taylor (Media)
        (317) 655-6874 - Philip Johnson (Investors)

Lilly Reports First-Quarter 2014 Results

•
First-quarter 2014 revenue declined 16 percent driven by the impact of U.S. patent expirations for Cymbalta and Evista, partially offset by strong volume growth outside the United States, particularly in Japan and the emerging markets.

•	First-quarter 2014 earnings per share were $0.68 (reported), or $0.70 (non-GAAP).

•	2014 year-to-date events have included regulatory actions, pipeline announcements and business development activity that solidify the company’s future growth prospects.

•	2014 EPS guidance range revised to be in the range of $2.70 to $2.78 (reported) and confirmed to be in the range of $2.72 to $2.80 (non-GAAP).

Eli Lilly and Company (NYSE: LLY) today announced financial results for the first quarter of 2014.

$ in millions, except per share data	First Quarter		%
	2014	2013	Change
Total Revenue - Reported	$4,683.1	$5,602.0	(16)%
Net Income - Reported	727.9	1,548.0	(53)%
EPS - Reported	0.68	1.42	(52)%
Net Income - non-GAAP	749.9	1,247.7	(40)%
EPS - non-GAAP	0.70	1.14	(39)%

Certain financial information for 2014 and 2013 are presented on both a reported and a non-GAAP basis. Some numbers in this press release may not add due to rounding. Reported results were prepared in accordance with generally accepted accounting principles (GAAP) and include all revenue and expenses recognized during the period. Non-GAAP measures exclude the items described in the reconciliation tables later in the release. The non-GAAP measures are presented in order to provide additional insights into the underlying trends in the company’s business. The company’s 2014 financial guidance is also being provided on both a reported and a non-GAAP basis.

“Lilly’s first-quarter results reflect the substantial decline in revenue and earnings that we expected to encounter as a result of the recent U.S. patent expirations for Cymbalta and Evista,” said John C. Lechleiter, Ph.D., Lilly’s chairman, president and chief executive officer. “Beyond our financial performance, the initial months of 2014 have included a series of key regulatory actions, pipeline announcements and business development transactions that solidify the company’s future growth prospects, highlighted by the approval of Cyramza in the U.S. and the announced acquisition of Novartis Animal Health.”

Key Events Over the Last Three Months

•
The U.S. Food and Drug Administration (FDA) approved CyramzaTM (ramucirumab) as a single-agent treatment for patients with advanced or metastatic gastric cancer or gastroesophageal junction (GEJ) adenocarcinoma with disease progression on or after prior fluoropyrimidine- or platinum-containing chemotherapy.

•
The company announced an agreement to acquire Novartis Animal Health in an all-cash transaction that will strengthen and diversify Lilly’s own animal health business, Elanco. Under the terms of the agreement, Lilly will acquire all assets of Novartis Animal Health for a total purchase price of approximately $5.4 billion, including anticipated tax benefits. The transaction is expected to close by the end of the first quarter of 2015, subject to clearance under the Hart-Scott-Rodino Antitrust Improvements Act, similar requirements outside the U.S., and other customary closing conditions.

•
The company and its alliance partner, Boehringer Ingelheim, announced that the FDA accepted the filing of the New Drug Application (NDA) for the investigational combination tablet of empagliflozin and linagliptin for the treatment of adults with type 2 diabetes.

•
The company announced positive top-line results for the REVEL trial, a global Phase III study of ramucirumab in combination with chemotherapy in patients with second-line non-small cell lung cancer. The trial results showed a statistically significant improvement in the primary endpoint of overall survival in the ramucirumab-plus-docetaxel arm compared to the control arm of placebo plus docetaxel. REVEL also showed a statistically significant improvement in progression-free survival in the ramucirumab arm compared to the control arm.

•
The company announced positive top-line results of the sixth AWARD trial for once-weekly dulaglutide, an investigational, long-acting glucagon-like peptide 1 (GLP-1) receptor agonist being studied as a treatment for type 2 diabetes. In the AWARD-6 study, once-weekly dulaglutide 1.5 mg achieved the primary endpoint of non-inferiority to once-daily liraglutide 1.8 mg, as measured by the reduction of hemoglobin A1c (HbA1c) from baseline at 26 weeks.

•
The Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency issued a positive opinion recommending approval of empagliflozin, an investigational sodium glucose co-transporter 2 (SGLT2) inhibitor, as an adjunct to diet and exercise to improve glycemic control, or blood glucose levels, in adults with type 2 diabetes.

•	The FDA issued a complete response letter for the NDA of empagliflozin. The company and its partner, Boehringer Ingelheim, continue to expect FDA action in 2014.

•
U.S. patent exclusivity for Evista® ended in March, 2014, resulting in the entry of generic competition. The company reached a short-term agreement with Prasco Laboratories to supply an authorized version of raloxifene (Evista).

•
The company’s animal health division, Elanco, announced an agreement to acquire Lohmann SE (Lohmann Animal Health) for a purchase price of approximately 440 million euros. Lohmann Animal Health, a privately-held company headquartered in Cuxhaven, Germany, is a global leader in poultry vaccines and also markets a range of feed additives. The transaction is expected to close in the second quarter of 2014, contingent upon clearance from regulatory authorities and other customary closing conditions.

•
The U.S. District Court for the Southern District of Indiana ruled in the company's favor on the issues of validity and infringement regarding the vitamin dosage regimen patent for Alimta®. The patent provides intellectual property protection for Alimta in the U.S. until 2022. In addition, the Regional Court of Düsseldorf in Germany ruled in Lilly's favor on the issue of infringement of the vitamin dosage regimen patent for Alimta. The patent provides intellectual property protection for Alimta in Germany until 2021.

•
In the Actos product liability case of Terrence Allen, et al. v. Takeda Pharmaceuticals North America, Inc. et al., a jury found in favor of the plaintiffs and awarded $1.475 million in compensatory damages. The allocation of liability was 75 percent Takeda and 25 percent Lilly. The jury also awarded $6 billion in punitive damages from Takeda and $3 billion from Lilly. Lilly disagrees with the verdict and intends to vigorously challenge this outcome through all available legal means. The agreement between Lilly and Takeda calls for Takeda to defend and indemnify Lilly for losses and expenses with respect to the U.S. litigation in accordance with the terms of the agreement. After the verdict was entered in Allen, Takeda notified Lilly that it was reserving its right to challenge its obligations to defend and indemnify Lilly with respect to the Allen case only. Lilly believes it is entitled to full defense and indemnification of its losses and expenses related to Allen and in all other U.S. cases.

•
A lawsuit was filed against the company by Sanofi-Aventis in the U.S. District Court for the District of Delaware alleging patent infringement with respect to LY2963016, a new insulin glargine product for which Lilly is currently seeking approval from the FDA. Lilly respects the intellectual property of others and does not believe the application for approval of its new insulin glargine product infringes any valid claim of the asserted patents.

First-Quarter Reported Results
In the first quarter of 2014, worldwide total revenue was $4.683 billion, a decrease of 16 percent compared with the first quarter of 2013. The revenue decline was comprised of 8 percent due to lower volume, 6 percent due to lower prices, and 2 percent due to the unfavorable impact of foreign exchange rates. The 8 percent decrease in worldwide volume was driven by the loss of U.S. patent exclusivity for Cymbalta® in December 2013, partially offset by volume gains outside the U.S. for other products. The 6 percent decrease in worldwide price was driven by the authorized generic arrangements for duloxetine (Cymbalta) and raloxifene (Evista). Total revenue in the U.S. decreased 34 percent to $2.084 billion driven primarily by lower demand for Cymbalta as well as lower prices, primarily for Cymbalta and Evista. U.S. revenue in the first quarter of 2014 was also negatively affected by wholesaler buying patterns on various products. Total revenue outside the U.S. increased 5 percent to $2.599 billion, driven by higher volume, partially offset by the unfavorable impact of foreign exchange rates, primarily the Japanese yen.

Gross margin decreased 22 percent to $3.460 billion in the first quarter of 2014, driven by lower sales of Cymbalta due to the loss of U.S. patent exclusivity. Gross margin as a percent of total revenue was 73.9 percent, a decrease of 5.4 percentage points compared with the first quarter of 2013. The decrease in gross margin percent was primarily due to lower sales of Cymbalta following its U.S. patent expiration, and the unfavorable impact of foreign exchange rates on international inventories sold.

Total operating expenses in the first quarter of 2014, defined as the sum of research and development, marketing, selling and administrative expenses, were $2.594 billion, a decrease of 14 percent compared with the first quarter of 2013. Marketing, selling and administrative expenses decreased 10 percent to $1.485 billion, due primarily to the reduction in U.S. sales and marketing activities for Cymbalta and Evista, as well as ongoing cost containment efforts. Research and development expenses decreased 18 percent to $1.109 billion, or 23.7 percent of total revenue, driven primarily by milestone payments and a charge for the discontinuation of the rheumatoid arthritis program for tabalumab, both taken in the first quarter of 2013, as well as lower clinical development costs in the first quarter of 2014.

In the first quarters of 2014 and 2013, the company recognized asset impairment, restructuring and other special charges of $31.4 million and $21.7 million, respectively, primarily related to ongoing actions the company is taking to reduce its cost structure.

Operating income in the first quarter of 2014 was $834.8 million, a decrease of 41 percent compared to the first quarter of 2013, driven by lower gross margin, partially offset by lower operating expenses.

Other income (expense) was income of $56.0 million in the first quarter of 2014, compared with income of $529.2 million in the first quarter of 2013. The first quarter of 2013 included income of $495.4 million related to the transfer of exenatide commercial rights outside of the U.S. to Amylin.

The effective tax rate was 18.3 percent in the first quarter of 2014, compared with 20.7 percent in the first quarter of 2013. The effective tax rate for the first quarter of 2014 includes a discrete tax benefit of approximately $30 million, partially offset by the negative impact of the expiration of the R&D tax credit in the U.S. at the end of 2013. The effective tax rate in the first quarter of 2013 reflects the tax impact of the transfer of exenatide commercial rights outside of the U.S. to Amylin, which was partially offset by the one-time impact of the R&D tax credit for the full-year 2012, which was recorded in the first quarter of 2013.

In the first quarter of 2014, net income decreased 53 percent and earnings per share decreased 52 percent to $727.9 million and $0.68, respectively, compared with first-quarter 2013 net income of $1.548 billion and earnings per share of $1.42. The decreases in net income and earnings per share were driven by lower operating income and lower other income.

First-Quarter 2014 non-GAAP Measures
On a non-GAAP basis, first-quarter 2014 operating income decreased $577.4 million, or 40 percent, to $866.2 million, driven by lower gross margin, partially offset by lower operating expenses. The effective tax rate increased to 18.7 percent, compared with 15.5 percent in the first quarter of 2013. The effective tax rate for the first quarter of 2014 includes a discrete tax benefit of approximately $30 million, partially offset by the expiration of the R&D tax credit in the U.S. at the end of 2013, while the effective tax rate in the first quarter of 2013 includes the one-time impact of the R&D tax credit for the full year of 2012, which was recorded in the first quarter of 2013. Net income decreased 40 percent and earnings per share decreased 39 percent to $749.9 million and $0.70, respectively, compared with $1.248 billion and $1.14 during the first quarter of 2013.

Non-GAAP measures exclude items totaling $0.02 per share of expense in the first quarter of 2014 and $0.28 per share of income in the first quarter of 2013. For further detail, see the reconciliation below as well as the Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information table later in this press release.

	First Quarter
	2014	2013	% Change
Earnings per share (reported)	$0.68	$1.42	(52)%
Asset impairment, restructuring and other special charges Income related to termination of the exenatide collaboration with Amylin	.02 -	.01 (.29)
Earnings per share (non-GAAP)	$0.70	$1.14	(39)%

Revenue Highlights (Dollars in millions)	First Quarter		% Change
	2014	2013	Over/(Under)
Humalog®	$650.0	$632.7	3%
Alimta	632.0	616.8	2%
Cialis®	532.4	515.0	3%
Cymbalta	478.2	1,328.2	(64)%
Humulin®	316.2	311.9	1%
Forteo®	300.4	281.5	7%
Zyprexa®	283.1	284.8	(1)%
Strattera®	154.4	166.7	(7)%
Evista	150.1	240.6	(38)%
Effient®	119.3	115.9	3%
Animal Health	527.4	499.1	6%
Total Revenue	$4,683.1	$5,602.0	(16)%

Humalog
For the first quarter of 2014, worldwide Humalog sales increased 3 percent, to $650.0 million. Sales in the U.S. decreased 1 percent to $375.4 million, driven by lower net effective selling prices and wholesaler buying patterns, largely offset by increased demand. Sales outside the U.S. increased 8 percent to $274.6 million, driven primarily by increased volume, partially offset by the unfavorable impact of foreign exchange rates.

Alimta
For the first quarter of 2014, Alimta generated sales of $632.0 million, an increase of 2 percent compared with the first quarter of 2013. U.S. sales of Alimta decreased 6 percent, to $245.8 million, driven by wholesaler buying patterns and, to a lesser extent, lower net effective selling prices. Sales outside the U.S. increased 9 percent, to $386.2 million, driven by increased volume, partially offset by the unfavorable impact of foreign exchange rates.

Cialis
Cialis sales for the first quarter of 2014 increased 3 percent to $532.4 million. U.S. sales of Cialis were $205.3 million in the first quarter, a 4 percent decrease compared with the first quarter of 2013, driven by wholesaler buying patterns, partially offset by higher prices. Sales of Cialis outside the U.S. increased 9 percent, to $327.1 million, driven by increased volume and, to a lesser extent, higher prices, partially offset by the unfavorable impact of foreign exchange rates.

Cymbalta

For the first quarter of 2014, Cymbalta generated $478.2 million in revenue, a decrease of 64 percent compared with the first quarter of 2013. U.S. sales of Cymbalta decreased 83 percent, to $176.0 million, due to the loss of U.S. patent exclusivity in December, 2013. Sales of Cymbalta outside the U.S. were $302.2 million, an increase of 11 percent, driven primarily by higher volume, partially offset by the unfavorable impact of foreign exchange rates.

Humulin
Worldwide Humulin sales increased 1 percent in the first quarter of 2014, to $316.2 million. U.S. sales decreased 5 percent to $154.8 million, driven by wholesaler buying patterns and lower net effective selling prices, partially offset by increased demand. Sales outside the U.S. increased 9 percent, to $161.4 million, driven by increased volume, partially offset by the unfavorable impact of foreign exchange rates.

Forteo
First-quarter 2014 sales of Forteo were $300.4 million, a 7 percent increase compared with the first quarter of 2013. U.S. sales of Forteo decreased 10 percent to $100.9 million, driven by wholesaler and retailer buying patterns, partially offset by higher prices. Sales outside the U.S. increased 17 percent, to $199.5 million, due to increased volume in Japan, partially offset by the unfavorable impact of foreign exchange rates.

Zyprexa
In the first quarter of 2014, Zyprexa sales totaled $283.1 million, a decrease of 1 percent compared with the first quarter of 2013. U.S. sales of Zyprexa decreased 15 percent to $27.2 million. Zyprexa sales outside the U.S. increased 1 percent, to $255.9 million, due to higher volume, partially offset by the unfavorable impact of foreign exchange rates and, to a lesser extent, lower prices.

Strattera
During the first quarter of 2014, Strattera generated $154.4 million of sales, a decrease of 7 percent compared with the first quarter of 2013. U.S. sales decreased 21 percent to $83.1 million, driven primarily by lower demand and wholesaler buying patterns. Sales outside the U.S. increased 17 percent to $71.3 million, driven primarily by increased volume in Japan, partially offset by the unfavorable impact of foreign exchange rates and lower prices.

Evista
Evista sales for the first quarter of 2014 decreased 38 percent to $150.1 million. U.S. sales of Evista decreased 43 percent to $98.0 million, due to the loss of U.S. patent exclusivity in March, 2014. Despite a decline in demand for branded Evista, U.S. volume increased in the first quarter of 2014 as a result of sales of authorized raloxifene to Prasco. This volume increase was more than offset by significant price reductions attributable to authorized raloxifene. Sales outside the U.S. decreased 25 percent to $52.1 million, driven by lower prices and the unfavorable impact of foreign exchange rates, partially offset by increased volume.

Effient
Effient sales were $119.3 million in the first quarter of 2014, an increase of 3 percent compared with the first quarter of 2013. U.S. Effient sales increased 5 percent to $87.8 million, driven by higher prices, partially offset by wholesaler buying patterns. Sales outside the U.S. decreased 2 percent to $31.5 million, driven by lower volume.

Animal Health
In the first quarter of 2014, worldwide animal health sales totaled $527.4 million, an increase of 6 percent compared with the first quarter of 2013, driven by higher prices and increased volume, partially offset by the unfavorable impact of foreign exchange rates. U.S. animal health sales increased 4 percent, to $307.6 million, driven primarily by higher prices of companion animal products. U.S. volume increases for food animal products were offset by volume declines for companion animal products. Animal health sales outside the U.S. were $219.8 million, an 8 percent increase, driven primarily by higher volume for food animal products and, to a lesser extent, higher prices, partially offset by the unfavorable impact of foreign exchange rates.

2014 Financial Guidance
The company has revised certain elements of its 2014 financial guidance. Full-year 2014 earnings per share are now expected to be in the range of $2.70 to $2.78 on a reported basis. On a non-GAAP basis, full-year 2014 earnings per share are still expected to be in the range of $2.72 to $2.80.

	2014 Expectations	2013 Results	% Change
Earnings per share (reported)	$2.70 to $2.78	$4.32	(38)% to (36)%
Asset impairment, restructuring and other special charges	.02	.08
Income related to termination of the exenatide collaboration with Amylin	0	(.29)
Acquired in-process research and development charge associated with CGRP antibody	0.03
Earnings per share (non-GAAP)	$2.72 to $2.80	$4.15	(34)% to (33)%

The company has updated specific line-items of its 2014 financial guidance to reflect the impact of the Lohmann acquisition, as well as movements in foreign exchange rates and the discrete tax benefit recorded in the first quarter of 2014.

The company now anticipates 2014 revenue of between $19.4 billion and $20.0 billion. As described in the company’s initial guidance, patent expirations are expected to drive a rapid and severe decline in U.S. Cymbalta and U.S. Evista sales. These revenue declines are expected to be partially offset by growth from a portfolio of other products including Humalog, Trajenta®, Cialis, Forteo and Alimta, as well as the animal health business. In addition, strong revenue growth is expected in China, while a weaker Japanese yen will dampen revenue growth in Japan.

The company now anticipates that gross margin as a percent of revenue will be approximately 73 percent in 2014.

Total operating expenses in 2014 are expected to decrease substantially compared to 2013. Marketing, selling and administrative expenses are now expected in the range of $6.3 billion to $6.6 billion. Research and development expenses are still expected to be in the range of $4.4 billion to $4.7 billion.

Other income (expense) is still expected to be in a range between $100 million and $200 million of income in 2014, benefited by gains of $150 million to $200 million on the sale of equity investments acquired as part of past business development transactions.

The 2014 tax rate is now expected to be approximately 19 percent, assuming a full-year 2014 benefit of the R&D tax credit and other tax provisions up for extension. If these items are not extended, the 2014 tax rate would be approximately 2 percentage points higher.

The company now expects 2014 net income to be at least $2.9 billion and still expects operating cash flow to be at least $4.0 billion. Operating cash flows are still expected to be sufficient to pay the company’s dividend of approximately $2.1 billion, allow for capital expenditures of approximately $1.3 billion, and fund certain business development activity and share repurchases.

The company’s 2014 financial guidance assumes that the acquisition of Novartis Animal Health does not close during this calendar year. Should the acquisition close during 2014, the company will revise its 2014 financial guidance, if necessary.

Webcast of Conference Call
As previously announced, investors and the general public can access a live webcast of the first-quarter 2014 financial results conference call through a link on Lilly's website at www.lilly.com. The conference call will be held today from 9:00 a.m. to 10:00 a.m. Eastern Daylight Time (EDT) and will be available for replay via the website.

Lilly is a global healthcare leader that unites caring with discovery to make life better for people around the world. We were founded more than a century ago by a man committed to creating high-quality medicines that meet real needs, and today we remain true to that mission in all our work. Across the globe, Lilly employees work to discover and bring life-changing medicines to those who need them, improve the understanding and management of disease, and give back to communities through philanthropy and volunteerism. To learn more about Lilly, please visit us at www.lilly.com and http://newsroom.lilly.com/social-channels. F-LLY

This press release contains management’s current intentions and expectations for the future, all of which are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “estimate”, “project”, “intend”, “expect”, “believe”, “target” and similar expressions are intended to identify forward-looking statements. Actual results may differ materially due to various factors. There are significant risks and uncertainties in pharmaceutical research and development. There can be no guarantees with respect to pipeline products that the products will receive the necessary clinical and manufacturing regulatory approvals or that they will prove to be commercially successful. Pharmaceutical products can develop unexpected safety or efficacy concerns. The company's results may also be affected by such factors as the timing of anticipated regulatory approvals and launches of new products; market uptake of recently launched products; competitive developments affecting current products; the expiration of intellectual property protection for certain of the company’s products; the company’s ability to protect and enforce patents and other intellectual property; the impact of governmental actions regarding pricing, importation, and reimbursement for pharmaceuticals, including U.S. health care reform; regulatory compliance problems or government investigations; regulatory actions regarding currently marketed products; unexpected safety or efficacy concerns associated with the company’s products; issues with product supply stemming from manufacturing difficulties or disruptions; regulatory changes or other developments; changes in patent law or regulations related to data-package exclusivity; litigation involving current or future products; the extent to which third party indemnification obligations relating to product liability litigation and similar matters will be performed; unauthorized disclosure of trade secrets or other confidential data stored in the company’s information systems and networks; changes in tax law; changes in inflation, interest rates, and foreign currency exchange rates; asset impairments and restructuring charges; changes in accounting standards promulgated by the Financial Accounting Standards Board and the SEC; acquisitions and business development transactions; and the impact of exchange rates and global macroeconomic conditions. For additional information about the factors that could cause actual results to differ materially from forward-looking statements, please see the company's latest Form 10-Q and Form 10-K filed with the U.S. Securities and Exchange Commission. You should not place undue reliance on forward-looking statements, which speak only as of the date of this release. Except as is required by law, the company expressly disclaims any obligation to publicly release any revisions to forward-looking statements to reflect events after the date of this release.

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Actos® (pioglitazone hydrochloride, Takeda)
Alimta® (pemetrexed, Lilly)
Cialis® (tadalafil, Lilly)
Cymbalta® (duloxetine hydrochloride, Lilly)
CyramzaTM (ramucirumab, Lilly)
Effient® (prasugrel, Lilly)
Evista® (raloxifene hydrochloride, Lilly)
Forteo® (teriparatide of recombinant DNA origin injection, Lilly)
Humalog® (insulin lispro injection of recombinant DNA origin, Lilly)
Humulin® (human insulin of recombinant DNA origin, Lilly)

Strattera® (atomoxetine hydrochloride, Lilly)
Trajenta® (linagliptin, Boehringer Ingelheim)
Zyprexa® (olanzapine, Lilly)

Eli Lilly and Company Employment Information
March 31, 2014            December 31, 2013
Worldwide Employees         38,120             37,925

Eli Lilly and Company
Operating Results (Unaudited) - REPORTED
(Dollars in millions, except per share data)

	Three Months Ended
	March 31,
	2014	2013	% Chg.

Total revenue	$4,683.1	$5,602.0	(16)%

Cost of sales	1,222.7	1,158.3	6%
Research and development	1,109.3	1,348.1	(18)%
Marketing, selling and administrative	1,484.9	1,652.0	(10)%
Asset impairment, restructuring and other special charges	31.4	21.7	NM

Operating income	834.8	1,421.9	(41)%

Net interest income (expense) Other income - Special	(3.4) -	(16.7) 495.4
Net other income (expense)	59.4	50.5
Other income (expense)	56.0	529.2	NM

Income before income taxes	890.8	1,951.1	(54)%
Income taxes	162.9	403.1	(60)%

Net income	$727.9	$1,548.0	(53)%

Earnings per share - diluted	$0.68	$1.42	(52)%

Dividends paid per share	$0.49	$0.49	0%
Weighted-average shares outstanding (thousands) - diluted	1,075,836	1,091,876

NM - not meaningful

Eli Lilly and Company
Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information (Unaudited)
(Dollars in millions, except per share data)

	Three Months Ended March 31, 2014			Three Months Ended March 31, 2013

	GAAP Reported	Adjustments	Non-GAAP Adjusted(a)	GAAP Reported	Adjustments	Non-GAAP Adjusted(a)

Total revenue	$4,683.1	$0	$4,683.1	$5,602.0	$0	$5,602.0

Cost of sales	1,222.7	0	1,222.7	1,158.3	0	1,158.3

Operating expenses(b)	2,594.2	0	2,594.2	3,000.1	0	3,000.1
Asset impairment, restructuring and other special charges(c)	31.4	(31.4)	0	21.7	(21.7)	0

Other income (expense) (d)	56.0	0	56.0	529.2	(495.4)	33.8

Income taxes	162.9	9.4	172.3	403.1	(173.4)	229.7

Net income	727.9	22.0	749.9	1,548.0	(300.3)	1,247.7

Earnings per share - diluted	0.68	0.02	0.70	1.42	(0.28)	1.14

Numbers do not add due to rounding.

(a)
The company uses non-GAAP financial measures that differ from financial statements reported in conformity with U.S. generally accepted accounting principles (GAAP). The items that are excluded when non-GAAP measures or expectations provided are typically highly variable, difficult to predict, and of a size that could have a substantial impact on the company’s reported operations for a period. The company believes that these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate the company’s ongoing operations. They can assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items subject to the adjustments. Management uses these non-GAAP measures internally to evaluate the performance of the business, including to allocate resources and to evaluate results relative to incentive compensation targets. Investors should consider these non-GAAP measures in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

(b)	Operating expenses include research and development, marketing, selling and administrative expenses.

(c)
Certain GAAP reported measures have been adjusted to eliminate asset impairment, restructuring and other special charges. During the three months ended March 31, 2014, amounts totaling $31.4 million (pretax), or $0.02 per share (after-tax), of expense were eliminated primarily related to costs associated with restructuring to reduce the company’s cost structure. During the three months ended March 31, 2013, amounts totaling $21.7 million (pretax), or $0.01 per share (after-tax), of expense were eliminated primarily related to severance costs from actions the company was taking to reduce its cost structure.

(d)	Certain GAAP reported measures have been adjusted to eliminate a portion of other income (expense). During the three months ended March 31, 2013, amounts totaling $495.4 million (pretax), or $0.29 per share (after-tax), of income were eliminated related to the transfer of exenatide commercial rights outside the U.S. to Amylin.